Exhibit 99.2

The following information with respect to the ownership of the ordinary shares, par value of $0.00002 per share, of the Issuer by each of the Reporting Persons is provided as of April 2, 2025. The table below is prepared based on 1,164,090,480 ordinary shares (consisting of 1,087,919,039 Class A ordinary shares and 76,171,441 Class B ordinary shares) of the Issuer outstanding as of April 2, 2025.

Reporting Person	Amount beneficially owned in terms of economic interests:		Percent of class*:	Percent of aggregate voting power**:	Sole power to vote or direct the vote:		Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:		Shared power to dispose or to direct the disposition of:
Will Wei Cheng	76,171,441	(1)	6.5%	42.3%	96,718,239	(2)	0	76,171,441	(1)	0
Xiaocheng Investments Limited	76,171,441	(1)	6.5%	41.2%	76,171,441	(1)	0	76,171,441	(1)	0

*       The percentage of class of securities is calculated by dividing the number of shares beneficially owned by the Reporting Person in terms of economic interests by the total number of ordinary shares outstanding as of April 2, 2025.

**    The percentage of voting power is calculated by dividing the voting power of the ordinary shares beneficially owned by the Reporting Person by the voting power of all of the Issuer’s holders of Class A ordinary shares and Class B ordinary shares as a single class as of April 2, 2025. Each Class A ordinary share is entitled to one vote per share and each Class B ordinary share is entitled to ten votes per share on all matters submitted to the shareholders for a vote.

(1)	Represents 76,171,441 Class B ordinary shares held by Xiaocheng Investments Limited over which Mr. Cheng has sole voting and dispositive power. Xiaocheng Investments Limited is beneficially owned by Mr. Cheng through a trust, of which Mr. Cheng is the settlor and Mr. Cheng and his family members are the beneficiaries.

(2)	Represents (i) 76,171,44 Class B ordinary shares held by Xiaocheng Investments Limited over which Mr. Cheng has sole voting and dispositive power, and (ii) 20,546,798 Class A ordinary shares held by certain existing shareholders who have granted voting proxies to Mr. Cheng.